UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Compellent Technologies, Inc.

(Name of Registrant as Specified in its Charter)

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On January 28, 2011, the following information was provided by Compellent Technologies, Inc. (“Compellent”) to its employees.
January 28, 2011
To: Compellent Employees
The following list of Frequently Asked Questions has been prepared to help you with the potential changes relating to your employment, pending the Dell acquisition of Compellent. This list of questions and answers is in addition to the FAQ document dated December 20, 2010.
Employment
Q1. When will Compellent employees receive employment letters from Dell?
A1. Dell has indicated to us that Compellent employees will likely receive letters from Dell the week of January 31, 2011, or shortly thereafter. Formal employment letters will be issued to each employee by their immediate Compellent manager or their business unit leader.
Q2. How will Dell employment information be communicated to Compellent employees?
A2. Dell employment information will be delivered to Compellent employees via informational meetings. Compellent corporate employees will attend an Eden Prairie Corporate on-site session and Compellent field employees will attend a webinar.
Q3. How will Compellent positions and salaries be determined?
A3. Dell has a formal compensation, job title and job grading system. Compellent positions have been mapped into the Dell structure based upon that system. Compellent employees will retain their annualized base salary (exempt staff) or their hourly rate of pay (non-exempt staff) within the Dell system.
Q4. How will Compellent sales commission plans be converted to Dell?
A4. Dell has made the commitment that the 2011 Compellent Sales Incentive Plan structure will remain intact through the calendar year.
Q5. Does Dell offer additional compensation plans to its employees?
A5. Dell offers a bonus plan structure to its non-commissioned employees. This program will be offered to Compellent employees at the time the Dell employment becomes effective. Terms and conditions of eligibility will be made available at the appropriate time.
Q6. Has there been a determination on how payroll will be managed and upon what schedule?
A6. Post acquisition, the Compellent U.S. payroll system will cease operations and employees will be paid through the bi-weekly Dell payroll system. Within Dell’s payroll, exempt staff will be paid through the pay date and non-exempt staff will be paid one week in arrears. The transition of international payroll is still being determined at this time.
Q7. Dell has indicated that there will be a continued investment in growing the number of employment opportunities aligned with Compellent. Coinciding with this, does Dell offer employee referral bonuses?
A7. Dell has an employee referral bonus program. Details of this program will be provided during employee informational meetings.

Stock Plans
Q1. Can Compellent employees exercise their vested Compellent Stock Options before the Dell acquisition is final?
A1. Yes, however, only an “exercise and hold” transaction using cash to exercise is allowed during the restricted trading period that is occurring between now and the closing. Compellent employees cannot perform a cashless exercise or sell shares of Compellent stock on the open market until the deal closes, or further notice is given. Compellent participants should speak with their own tax advisor regarding the treatment of their stock option grants, the decision to exercise and the potential impact of the change of control on an award.
Q2. How will the ESPP closure and purchase occur prior to closing?
A2. Under the terms of the merger agreement, this plan will be terminated upon the closing of the merger. The Compellent ESPP will conduct a final purchase for the on-going offering period (the current period) so that Compellent shares will be purchased on the last business day prior to the closing of the merger, on the normal terms and conditions of the Compellent ESPP — that is, using contributions accumulated through that date, with a purchase price measured by reference to the fair market value of Compellent stock on that date. Any amounts withheld by Compellent on behalf of participants that are not used to purchase Compellent shares on that final purchase date will be refunded to participants without interest as soon as practicable following the purchase.
Employees should be aware that under the terms of the ESPP, they have the option to lower their deferral percentage or withdraw from the ESPP up to five business days prior to a purchase date (which is the final day of the offering period). With uncertainty as to when the final payroll deduction will take place and what the purchase date will be, participants should contact Human Resources regarding their intentions to change a deferral contribution or initiate a withdraw from the Plan. An ESPP Change/Withdraw form is required to process a contribution change or withdraw request.
Benefits
Q1. Has there been a determination regarding the Compellent employee benefit plans?
A1. As of the closing, Compellent’s benefit plans will terminate and employees will need to enroll in the Dell benefit plans that are offered generally to Dell employees at the time of acquisition (subject to the eligibility requirements of those plans). More information regarding Dell’s employee benefit plans will be provided through informational meetings (referenced above in Employment / Q2).
Q2. What is the impact to Compellent’s 401(k) Plan?
A2. Under the terms of the merger agreement, Dell will require Compellent to terminate the Compellent Technologies, Inc. 401(k) Plan (sometimes referred to as the “Plan”) immediately prior to the closing date of the merger so that employee eligibility to participate in the Dell 401(k) Plan and the advantages of the Dell 401(k) Plan’s 5% match can begin immediately after the closing. In the Compellent 401(k) Plan, unvested account balances will become fully vested in accordance with applicable law. While the Plan is being terminated there will be a period where Plan activity is limited, and this period is known as a “blackout period”. The blackout period mainly affects your ability to make new contributions, request new loans, request in-service withdrawals or request final distributions. Effective 3 p.m. CST on the closing date of the acquisition of Compellent by Dell, you will no longer be able to make contributions to or request new loans from or payments from the Compellent 401(k) Plan, but, if you are an active team member, again, you will be able to contribute to the Dell 401(k) Plan. This initial blackout period does not limit your availability to control the investment of your money within the Plan. The blackout period is expected to last anywhere from 12 to 18 months while the Compellent 401(k) Plan is reviewed by the IRS as part of our request to receive a favorable determination on the Plan.
At the conclusion of the blackout period, Compellent 401(k) Plan participants will be notified that they have a period of time to make distribution decisions regarding their 401(k) assets — that is, a participant may rollover his or her Compellent 401(k) account to the Dell 401(k) Plan or rollover his or her account to another qualified plan, such as an IRA (an individual retirement account). A participant may also cash out his or her 401(k) Plan account, but any such distribution will be subject to applicable federal and state income tax withholdings and penalties. 401(k) Plan participants should consult with their own tax advisors regarding taking a 401(k) distribution or requesting a rollover.

Q3. Will Compellent employees transition to Dell’s holiday schedule?
A3. Yes. Dell’s holiday schedule is comparable to Compellent’s holiday schedule. Although Dell does not offer floating holidays, Dell has a “corporate closure” between Christmas and New Year’s Day. Dell’s 2011 holiday schedule includes the following US office closures:
•	New Year’s Day (January 3 — paid as a Compellent Holiday)

•	Memorial Day (May 30)

•	Independence Day (July 4)

•	Labor Day (September 5)

•	Thanksgiving (November 24 & 25)

•	Christmas Day (Observed: December 26)

•	Corporate Closure (December 27 — 30)
Note: Compellent US employees must use their one floating holiday granted for 2011 prior to the closing date of the acquisition. If this floating holiday is not used prior to the closing of the acquisition, it will be forfeited.
Q4. Once the deal closes, how will Compellent’s PTO plan be merged into Dell’s time off plan?
A4. Compellent will payout employees their earned PTO balance in the final payroll prior to the acquisition closing. Employees will then be eligible for grants of vacation and sick time under Dell’s programs following the closing.
The sole purpose of this document is to provide an overview of potential scenarios that may occur at the time of the closing of the acquisition of Compellent by Dell. The information contained in this document is general in nature, does not create and is not intended to create a contractual guarantee of any rights or payments, and does not change the at-will nature of your employment with either Compellent or Dell. Compellent intends to update this document as more information becomes available. Specific details may vary and are subject to change during the Dell — Compellent integration. If you have detailed questions, please contact HRSupport@Compellent.com.
Important Additional Information
     Compellent filed with the SEC a definitive proxy statement on January 14, 2011 and intends to file with the SEC other relevant materials in connection with the merger. The definitive proxy statement has been sent or given to the stockholders of Compellent. INVESTORS AND STOCKHOLDERS OF COMPELLENT ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO.
     Investors and stockholders may obtain free copies of the proxy statement and other documents filed by the parties (when available), at the SEC’s website at www.sec.gov or at Compellent’s website at www.compellent.com/investors. The proxy statement and such other documents may also be obtained, when available, for free from Compellent by directing such request to Investor Relations, 7625 Smetana Lane, Eden Prairie, MN 55344-3712, telephone: (952) 294-3300.
     Compellent, Dell and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Compellent’s stockholders in connection with the proposed transaction. Further, such parties may have direct or indirect interests in the merger due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments in connection with the merger. Information concerning the interests of these persons is set forth in the proxy statement relating to the transaction.